news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700
www.unitcorp.com

For Immediate Release…
February 26, 2008

UNIT CORPORATION REPORTS 2007 FOURTH QUARTER & YEAR-END RESULTS

    Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) today announced net income of $72.1 million, or $1.55 per diluted share, for the three months ended December 31, 2007, compared to net income of $64.1 million, or $1.37 per diluted share for the three months ended September 30, 2007 and net income of $81.2 million, or $1.75 per diluted share, for the three months ended December 31, 2006.  Total revenues for the fourth quarter of 2007 were $308.5 million (50% contract drilling, 37% oil and natural gas, and 13% mid-stream), compared to total revenues for the fourth quarter of 2006 of $299.3 million (60% contract drilling, 30% oil and natural gas, and 10% mid-stream).

    For the year ended 2007, Unit had net income of $266.3 million, or $5.71 per diluted share, compared to year-ended 2006 net income of $312.2 million, or $6.72 per diluted share.  Unit’s total year-end revenue was $1,158.8 million (54% contract drilling, 34% oil and natural gas, and 12% mid-stream), compared to $1,162.4 million (60% contract drilling, 31% oil and natural gas, and 9% mid-stream) for the same period in 2006.

    Larry Pinkston, Unit’s Chief Executive Officer and President said: “We are pleased with the accomplishments that each of our business segments achieved during 2007.  We had the second best year in our 45-year history for revenues, net income and earnings per share.  Our oil and natural gas segment achieved all-time records for year-end reserves, production and operating margins and achieved for the 24th consecutive year its annual goal of replacing at least 150% of the year’s production with new reserves.  Our mid-stream segment installed three natural gas processing plants and completed modifications to several other processing plants during the year resulting in all-time records for processing volumes, liquids sold volumes and operating margins.  The contract drilling segment added 12 drilling rigs to its fleet during 2007, with nine of the drilling rigs acquired in a June 2007 acquisition and three constructed during the year, ending the year with a record 129 drilling rigs.  Our 2008 capital expenditure program of $511 million is anticipated to be funded from cash flow from operations.”

CONTRACT DRILLING RESULTS
Currently the company has:
•	102 of 129 drilling rigs are contracted, or 79% of the fleet
•	74% of the drilling rigs under contract are with public companies and major private independents

    Contract drilling rig rates for the fourth quarter of 2007 averaged $18,114 per day, a 2% decrease from the third quarter of 2007 and a decrease of 8% from the fourth quarter of 2006.  Average operating margins for the fourth quarter 2007 were $9,144 per day (before elimination of intercompany drilling rig profit of $7.0 million) compared to $9,465 per day (before elimination of intercompany drilling rig profit of $5.8 million) for the third quarter 2007 and $11,149 per day (before elimination of intercompany drilling rig profit of $5.7 million) for the fourth quarter of 2006.

    For the year ended 2007, drilling rig utilization was 80% as compared to 96% for the year ended 2006.  Average operating margins for 2007 were $9,568 (before elimination of intercompany drilling rig profit of $22.7 million) as compared to $10,246 per day (before elimination of intercompany drilling rig profit of $22.2 million) for 2006.

    The following table illustrates Unit’s rig count and utilization rate for each of the following quarterly periods:

	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05
Rigs	129	128	128	118	117	116	115	111	112
Utilization	80%	78%	81%	83%	92%	96%	97%	98%	96%

    Year-over-year contract drilling revenues decreased 10% to $627.6 million with rig utilization at an average of 99.4 drilling rigs operating during 2007 compared to an average 109.0 drilling rigs operating during 2006.

    Commenting on Unit Drilling, Pinkston said: “We were able to add drilling rigs during the year that were both strategic and customer-driven.  We added 12 drilling rigs to our fleet, nine of which were mechanical drilling rigs with horsepower ratings from 800 to 1,000, and three were 1,500 horsepower, diesel-electric drilling rigs.  We are in the process of constructing two new drilling rigs which we plan to place into service in our Rocky Mountain division in May.  Both rigs will be 1,500 horsepower, diesel electric drilling rigs and will be contracted with an existing customer under 3-year contracts.  When these rigs are completed, Unit will own 131 drilling rigs.”

EXPLORATION AND PRODUCTION RESULTS
    Highlights for the year include:
•	Completed 253 gross wells, with an 87% success rate, during 2007
•	Increased fourth quarter 2007 production 4% over third quarter 2007 and 3% over the fourth quarter 2006
•	Replaced 171% of annual production with new reserves
•	Increased total proved reserves 48% on a per-share debt adjusted basis for the period 2004 through 2007
•	Hedged approximately 40% of current natural gas production and 77% of current crude oil production for 2008
•	Reached total proved reserves of 514.6 billion cubic feet equivalent (Bcfe) of natural gas, 78% proved developed
•	Net unrisked prospect inventory of approximately 690 Bcfe probable and possible reserves from approximately 1,200 locations

    Fourth quarter 2007 production for Unit’s oil and natural gas operations was a company-record 300,000 barrels of oil, 316,000 barrels of natural gas liquids (NGLs), and 11.0 Bcf of natural gas, representing a 4% Mcfe increase over the previous quarter and a 3% Mcfe increase from the fourth quarter of 2006.  Total production for 2007 was a company-record 54.7 Bcfe, compared to 52.9 Bcfe produced during 2006.  Oil and natural gas revenues were a record $391.5 million during 2007, an increase of 9% over 2006.

    Unit’s average natural gas price for the fourth quarter of 2007 was $6.30 per thousand cubic feet (Mcf), compared to $5.86 per Mcf for the fourth quarter of 2006.  Unit’s average oil price for the fourth quarter of 2007 was $87.93 per barrel compared to $56.94 per barrel for the fourth quarter of 2006.  Unit’s average NGLs price for the fourth quarter of 2007 was $1.27 per gallon compared to $0.82 per gallon for the fourth quarter of 2006.  For 2007, the natural gas price received by Unit averaged $6.30 per Mcf, compared to $6.17 per Mcf during 2006, a 2% increase.  Unit’s average oil price for 2007 was $70.61 per barrel compared to $63.39 per barrel during 2006, an 11% increase.  Unit’s average NGLs price for 2007 was $1.07 per gallon compared to $0.86 per gallon during 2006, a 25% increase.

    The following table illustrates the results of Unit’s production growth and internal drilling program:

	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05
Production,
Bcfe	14.7	14.0	13.2	12.8	14.2	13.5	12.6	12.7	11.8
Realized
price, Mcfe	$7.66	$6.69	$7.19	$6.63	$6.26	$6.68	$6.41	$7.36	$9.71
Wells Drilled	81	51	67	54	66	75	62	41	57
Success Rate	90%	88%	82%	87%	89%	88%	85%	88%	100%

    During 2007, Unit participated in the drilling operations on 254 new wells, 235 of which were completed at year end.  In addition, 18 wells which were started but not completed in 2006 were completed in 2007 for a total of 253 wells completed during 2007.  Of the 253 completed wells, 220 were completed as producing for a success rate of 87% compared to the completion of 214 wells with an 88% success rate for 2006.

    Operating costs in 2007 were $1.78 per Mcfe, a 16% increase over 2006, while the 2007 depreciation, depletion and amortization rate was up 14% to $2.32.  Unit’s all-sources finding and development cost in 2007 was $3.24.

    During January 2008, Unit completed its purchase from a private company of the 50% interest in a 6,800 gross-acre leasehold in the company’s Segno area located in Hardin County, Texas that the company did not already own.  Included in the purchase were five producing wells with 4.9 Bcfe of estimated proved reserves and current production of 2.8 million cubic feet (MMcf) of natural gas per day and 88.2 barrels of NGLs.  The purchase price was $16.8 million which consisted of $15.8 million allocated to the reserves of the wells and $1.0 million allocated to the leasehold acreage.  The production and reserves acquired in this purchase will be included in Unit’s 2008 results.

    Pinkston said:  “We recently announced our record total proved reserves for December 31, 2007 of 514.6 Bcfe of natural gas, an 8% increase over our 2006 year-end total proved reserves.  In addition, we achieved our goal of replacing more than 150% of the year’s production with new reserves for the 24th consecutive year, an accomplishment of which we are very proud.  The 2007 production replacement was 171% and over the last 24 years, Unit replaced its production at an average rate of 226%.  Our NGLs production has increased significantly during 2007 to 785,000 barrels for the year and 316,000 barrels for the fourth quarter of 2007, a 78% and 145% increase, respectively, over the comparable periods in 2006.  The increased NGLs production is directly tied to our increased activity in East Texas in our Segno area and in the Texas Panhandle Granite Wash play.  The economics associated with these two areas are particularly attractive given NGLs prices being highly correlated to the strong crude oil price environment.  We look forward to continued development opportunities in these plays during 2008 and beyond.  During 2008, we plan to participate in the drilling of approximately 280 wells, an increase of 11% over 2007.  Our preliminary 2008 annual production guidance is approximately 59.0 to 61.0 Bcfe.”

MID-STREAM RESULTS
    Highlights for the year include:
•	Increased fourth quarter 2007 liquids sold volumes 24% over third quarter 2007 and 81% over fourth quarter 2006
•	Operating profits (not including depreciation) of $6.7 million in the fourth quarter of 2007, a 48% increase over the third quarter of 2007 and a 70% increase over the fourth quarter of 2006

    Fourth quarter of 2007 processing volumes of 59,009 MMBtu per day and liquids sold volumes of 169,897 gallons per day increased 255% and 81%, respectively, from the fourth quarter of 2006.  Fourth quarter 2007 gathering volumes were 212,786 MMBtu per day, a 16% decrease from the fourth quarter of 2006.  Operating profit (as defined in the Selected Financial and Operational Highlights) for the fourth quarter was $6.7 million or 70% higher than 2006’s fourth quarter, driven primarily by the increase in liquids sold.  Liquid recoveries and processing volumes at several of Unit’s mid-stream processing facilities increased as the result of upgrades to existing facilities and the installation of three additional facilities during 2007.

    For 2007, processing volumes of 50,350 MMBtu per day and liquids sold volumes of 129,421 gallons per day increased 58% and 93%, respectively, over 2006.  Gathering volumes for 2007 were 219,635 MMBtu per day, an 11% decrease over 2006.  Operating profits for 2007 increased 44% to $18.8 million compared to 2006.

    The following table illustrates the results of the mid-stream operations over the last two years:

	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05
Gas gathered MMBtu/day	212,786	221,508	218,290	226,081	253,776	276,888	243,399	215,341	180,098
Gas processed MMBtu/day	59,009	55,721	42,645	43,327	44,781	35,124	31,000	30,668	24,391
Liquids sold Gallons/day	169,897	137,098	113,829	95,964	93,792	71,790	50,169	51,337	53,269

    Unit’s mid-stream operations are conducted through Superior Pipeline Company LLC, which operates four natural gas treatment plants, owns eight processing plants, 36 active gathering systems and approximately 676 miles of pipeline.

    Pinkston said:  “Superior is continuing to establish a significant operation in the Arkoma and Anadarko basins, two of America’s important regional plays for meeting the growing need for natural gas.  During 2007, Superior completed the installation of three natural gas processing plants, which increased its processing capacity by approximately 90%.  The company also completed the construction of three new gathering systems, including one system with a 5 MMcf per day processing plant.  During the year, Superior connected an additional 56 wells to its gathering systems.  We are very optimistic about the ongoing growth opportunities of our mid-stream operations as there are many new and developing natural gas plays that will require the establishment of new or expanded gathering and processing infrastructure.”

FINANCIAL RESULTS

    In addition to the results announced above, Unit ended the year with working capital of $40.6 million, long-term debt of $120.6 million, and a debt to capitalization ratio of 8%.  As of December 31, 2007, Unit had $154.4 million of borrowing capacity based on the current commitment under its credit facility.  Unit’s 2008 capital expenditure program is $511 million (71% oil and natural gas, 23% contract drilling, 6% mid-stream).

WEBCAST

    Unit will webcast its fourth quarter and year-end earnings conference call live over the Internet on February 26, 2008 at 11:30 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.
_____________________________________________________

    Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange   under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

    This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, projected additions and date of service to the company’s drilling rig fleet, projected growth of the company’s oil and natural gas production, our ability to meet our consecutive quarterly positive net income goals, oil and gas reserve information, as well as our ability to meet our future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Statement of Income:
Revenues:
Contract drilling	$155,239	$179,597	$627,642	$699,396
Oil and natural gas	113,800	90,081	391,480	357,599
Gas gathering and
processing	39,274	29,023	138,595	101,863
Other	195	633	1,037	3,527
Total revenues	308,508	299,334	1,158,754	1,162,385

Expenses:
Contract drilling:
Operating costs	75,813	75,861	304,780	313,882
Depreciation	15,612	13,870	56,804	51,959
Oil and natural gas:
Operating costs	27,408	22,266	97,109	81,120
Depreciation,
depletion and
and amortization	35,050	31,344	127,417	108,124
Gas gathering and
processing:
Operating costs	32,605	25,100	119,776	88,834
Depreciation and
amortization	3,307	2,228	11,059	6,247
General and
administrative	6,252	5,692	22,036	18,690
Interest	1,195	2,038	6,362	5,273
Total expenses	197,242	178,399	745,343	674,129
Income Before Income Taxes	111,266	120,935	413,411	488,256

Income Tax Expense:
Current	13,144	23,071	66,642	112,812
Deferred	25,973	16,682	80,511	63,267
Total income
taxes	39,117	39,753	147,153	176,079

Net Income	$72,149	$81,182	$266,258	$312,177

Net Income per Common
Share:
Basic	$1.56	$1.76	$5.74	$6.75
Diluted	$1.55	$1.75	$5.71	$6.72
Weighted Average Common
Shares Outstanding:
Basic	46,380	46,243	46,366	46,228
Diluted	46,622	46,463	46,653	46,451

	December 31,	December 31,
	2007	2006
Balance Sheet Data:
Current assets	$197,015	$232,940
Total assets	$2,199,819	$1,874,096
Current liabilities	$156,404	$160,942
Long-term debt	$120,600	$174,300
Other long-term liabilities	$59,115	$55,741
Deferred income taxes	$428,883	$325,077
Shareholders’ equity	$1,434,817	$1,158,036

	Year Ended December 31,
	2007	2006
Statement of Cash Flows Data:
Cash Flow From Operations before
Changes in Working Capital (1)	$555,311	$549,542
Net Change in Working Capital	22,260	(42,840)
Net Cash Provided by Operating Activities	$577,571	$506,702
Net Cash Used in Investing Activities	$(512,333)	$(540,723)
Net Cash Provided by (Used In) Financing Activities	$(64,751)	$33,663

	Three Months Ended				Year Ended
	December 31,				December 31,
	2007		2006		2007		2006
Contract Drilling Operations Data:
Rigs Utilized		102.7		106.7		99.4		109.0
Operating Margins (2)		51%		58%		51%		55%
Operating Profit Before
Depreciation (2) ($MM)		$79.4		$103.7		$322.9		$385.5

Oil and Natural Gas Operations Data:
Production:
Oil – MBbls Natural Gas Liquids - MBbls		300 316		263 129		1,091 785		1,012 441
Natural Gas - MMcf		10,957		11,820		43,464		44,169
Average Prices:
Oil – MBbls Natural Gas Liquids - Gallon	$ $	87.93 1.27	$ $	56.94 0.82	$ $	70.61 1.07	$ $	63.39 0.86
Natural Gas - MMcf		$6.30		$5.86		$6.30		$6.17
Operating Profit Before
DD&A (2) ($MM)		$86.4		$67.8		$294.4		$276.5

Gas Gathering and Processing Operations
Data:
Gas Gathering - MMBtu/day		212,786		253,776		219,635		247,537
Gas Processing - MMBtu/day		59,009		16,617		50,350		31,833
Liquids Sold – Gallons/day		169,897		93,792		129,421		66,902
Operating Profit Before
Depreciation and
Amortization (2) ($MM)		$6.7		$3.9		$18.8		$13.0
_____________
(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues less operating expenses excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by operating revenue.